EXHIBIT 10.34

FACS RATE OPTION

AUTOMATED LINE OF CREDIT SWEEP AMENDMENT

This Amendment is made this 31st day of August, 2004, and is incorporated into and shall be deemed to amend and supplement that certain loan arrangement evidenced by a Revolving Loan Note, dated June 22, 2004, (the “Note”), First Amendment dated June 11, 2004 and Second Amendment dated June 22, 2004 from Mohegan Tribal Gaming Authority, an instrumentality of the Mohegan Tribe of Indians of Connecticut, with is principal place of business at 1 Mohegan Sun Boulevard, Uncasville, CT 06382 (the “Borrower”) in favor of FLEET NATIONAL BANK, a national banking association organized and existing under the laws of the United States of America, with its main office located at 157 Church St., 26th Floor, New Haven, CT 06510 (the “Bank”), evidencing a certain line of credit arrangement in the maximum principal amount of twenty-five million dollars ($25,000,000)(the “Line of Credit”).

The Note, together with any and all other guaranties, instruments, documents, contracts or agreements which evidence, secure or otherwise relate to the Borrower’s obligations with respect to the Line of Credit arrangement, all as modified by any prior amendments are herein collectively referred to as the “Loan Documents.”

WHEREAS, the Borrower has executed and delivered to the Bank an Automated Credit Sweep Service Agreement, dated June 22, 2004 (the “Service Agreement”), and has accepted all of the terms and conditions of all other client or account agreements referenced in, and executed in connection with, the Service Agreement; and

WHEREAS, the Borrower and the Bank desire to amend the Loan Documents to establish a link between (i) Demand Deposit Account No. 0068567440 in the name “BANK of AMERICA NATL TR & SAV ASSC AS ADM AGENT AS SECURED PARTY WITH RESPECT TO THE MOHEGAN TRIBAL GAMING AUTHORITY” (the “Account”) and (ii) the Line of Credit, in order to provide for, among other things, automatic advances (“Automated Sweep Advances”) under the Line of Credit to fund debits to the Account that are not otherwise covered by available funds (“Debits”) and automatic repayment of principal and payment of interest on the Automated Sweep Advances outstanding under the Line of Credit from funds in the Account; and

WHEREAS, the Borrower and the Bank desire to amend the Loan Documents to establish a link between (i) Demand Deposit Account No. 0068567440 in the name “BANK OF AMERICA NATL TR & SAV ASSC AS ADM AGENT AS SECURED PARTY WITH RESPECT TO THE MOHEGAN TRIBAL GAMING AUTHORITY” (the “Account”) and (ii) the Line of Credit, in order to provide for, among other things, automatic advances (“Automated Sweep Advances”) under the Line of Credit to fund debits to the Account that are not otherwise covered by available funds (“Debits”) and automatic repayment of principal and payment of interest on the Automated Sweep Advances outstanding under the Line of Credit from funds in the Account; and

WHEREAS, the Borrower has requested that Automated Sweep Advances be automatically authorized under the Line of Credit to fund any Debits to the Account, and to maintain any applicable pre-set Target Balance, as defined in the Automated Credit Sweep Service Agreement, subject to the availability of credit under the Line of Credit; and

WHEREAS, the Borrower has requested that any available funds in the Account at the end of the day, subject to any applicable pre-set Target Balance, be used to repay any principal amounts due to the Bank under the Line of Credit outstanding as a result of Automated Sweep Advances; and

WHEREAS, the Borrower and the Bank have agreed to create an additional interest rate option to be applicable to Automated Sweep Advances under the Line of Credit, which option shall be available to the Borrower during the period in which the Deposit Account is linked to the Line of Credit (the “Fleet Automated Credit Sweep Interest Rate Option”); and

WHEREAS, the Borrower and the Bank agree to the modification of the Loan Documents to establish the requested linkage between the Account and the Line of Credit and to effectuate certain other agreed upon modifications, but only upon the terms and conditions set forth hereinafter.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and the Borrower agree that the Loan Documents are hereby amended and supplemented, effective as of date hereof, as follows:

Section 1. Automatic Overdraft Advances.

1.1 The Line of Credit is linked to the Account. To the extent that credit is available under the Line of Credit, and provided that the Bank has not terminated the linkage to the Account, Advances under the Line of Credit shall be made by the Bank on an automatic basis to fund Debits to the Account (that, in the absence of the Line of Credit, would result in an overdraft), and to maintain any applicable pre-set Target Balance. Such Automated Sweep Advances shall not require the authorization of the Borrower. Any Automated Sweep Advances under the Line of Credit affirmatively desired by the Borrower may be initiated only by accessing the Account directly via check or other method deemed appropriate by the Bank.

1.2 An Automated Sweep Advance under the Line of Credit shall not occur if the Unused Facility Amount under the Line of Credit has been terminated by the Bank, or if the Unused Facility Amount is insufficient to cover the full amount of the overdraft or the full amount necessary to maintain any applicable pre-set Target Balance, as the case may be, or if the Unused Facility Amount is suspended in accordance with the terms of the Loan Documents, or if the total of Advances outstanding under the Line of Credit together with the amount of any Automated Sweep Advance would exceed the maximum principal amount ($25,000,000.) under the Loan Documents. The Borrower agrees that the Bank has the right to decline, at any time in the exercise of its sole discretion, to make an automatic Advance to the Borrower under the Line of Credit.

1.3 If the Loan Documents require that the Borrower submit a borrowing base certificate or accounts receivable aging report or other collateral monitoring report and such certificate or report is not submitted within fifteen (15) days of its due date, the Bank shall reduce the amount available under the Line of Credit to repay Debits in the Account to $1.00 until the borrowing base certificate or report is received and the maximum credit limit is determined by the Bank.

Section 2. Repayment of Line of Credit.

2.1 [    ] Daily Repayment of Principal/Monthly Payment of Interest. If this box is checked, the aggregate amount of Automated Sweep Advances outstanding under the Line of Credit shall be automatically debited from the Account and repaid on a daily basis, provided that there are available funds in the Account and subject to any applicable Target Balance. Interest due on Automated Sweep Advances outstanding under the Line of Credit shall be automatically debited from the Account and repaid from available funds in the Account on the day of each month specified for the payment of interest in the Loan Documents (“Interest Payment Date”), subject to any applicable Target Balance. Any available funds in the Account on the Interest Payment Date shall be used to satisfy the monthly interest payment first, with any excess to be applied to principal as set forth above. Partial repayments will continue as funds become available until repayment is made in full. If there are insufficient funds available in the Account to cover the payment of amounts due for interest on the outstanding principal in accordance with the payment schedule set forth above, an Automated Sweep Advance under the Line of Credit shall automatically occur to fund such payment to the extent that there is availability under the Line of Credit.

[x] Daily Repayment of Principal and Daily Payment of Interest. If this box is checked, the aggregate amount of Automated Sweep Advances outstanding under the Line of Credit, plus accrued interest or other amounts due to the Bank, shall be automatically debited from the Account and repaid on a daily basis, provided that there are available funds in the Account and subject to any applicable Target Balance. If the funds available in the Account are less than the amount necessary to repay the aggregate amount of Automated Sweep Advances due to the Bank under the Line of Credit, a partial repayment shall be debited from available funds in the Account, subject to any applicable Target Balance. Partial repayments will continue as funds become available until repayment is made in full. If there are insufficient funds available in the Account to cover the payment of amounts due for interest on the outstanding principal in accordance with the payment schedule set forth above, an Automated Sweep Advance under the Line of Credit shall automatically occur to fund such payment to the extent that there is availability under the Line of Credit.

2.2 The Line of Credit is considered “delinquent” when the interest and any other amounts due to the Bank under the terms of the Loan Documents have not been paid as required by the terms of the Loan Documents. Notwithstanding the foregoing, late fee charges will not be imposed on the Automated Sweep Advances while the link between the Line of Credit and the Account is in effect.

2.3 Subject to Section 5.1, repayment of Automated Sweep Advances due under the Line of Credit may be made only by deposit to the linked Account and automatic debit by the Bank of available funds in the Account to satisfy the amounts due. Items on deposit include wire transfers to the Account, electronic items, cash and check deposits and any other credit items deemed to be on deposit by the Bank.

Section 3. Fleet Automated Line of Credit Sweep Interest Rate Option

3.1 During the period in which the Deposit Account is linked to the Line of Credit, the outstanding principal of all Automated Sweep Advances under the Line of Credit, at the Borrower’s option, shall accrue interest at a variable rate equal to the FACS Rate, as defined below, plus 0.75% per annum (the “FACS Rate Option”). The Borrower may elect the FACS Rate by written notice to the Bank. The FACS Rate shall remain in effect for all Automated Sweep Advances under the Line of Credit until such time as the Borrower provides five (5) day prior written notice to the Bank that it has elected to discontinue the FACS Rate Option. For any principal amount due under the Line of Credit, from time to time, with respect to which the FACS Rate has not been designated in accordance with the provisions of this paragraph, interest shall accrue as set forth in the Loan Documents. The FACS Rate is an interest rate option that is available to the Borrower in addition to any other rate options available to it under the terms of the Loan Documents. In the event that the Bank terminates the automated line of credit arrangement as described in Section 5.3, the FACS Rate shall cease to be available to the Borrower and the interest rate would be determined as set forth in the Loan Documents.

For the purposes of this Amendment, the following terms shall have the following meaning:

“FACS Rate” means a fixed interest rate equal to LIBOR for the interest period of one month plus .75% per annum. The FACS Rate shall be adjusted on a monthly basis to reflect changes in LIBOR. Changes in the rate of interest resulting from changes in LIBOR shall take effect immediately without notice or demand of any kind. Any interest period which would otherwise end on a day which is not a Banking Day shall end on the next preceding or succeeding Banking Day as is the custom in the London interbank market. “Banking Day” means, in respect of any city, any date on which commercial banks are open for business in that city.

“LIBOR” means as applicable to the interest period of one month (“Interest Period”), the rate per annum as determined on the basis of the offered rate for deposits in U.S. dollars, for a period of time comparable to such Interest Period, which appears on Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, then the LIBOR Rate shall be the rate offered for deposits in U.S. Dollars in the London interbank market for a period substantially equal to the Interest Period, determined by the Bank in a commercially reasonable manner. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Bank then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D. “Interest Period” means, initially, the period commencing on the date hereof and ending on the day immediately preceding the first payment date identified in the Payment Schedule, and thereafter, the period from and including the immediately preceding payment date to but excluding the following payment date.

Section 4. Representations and Warranties

4.1 The Borrower represents, warrants and covenants to the Bank on a continuing basis that (i) the Borrower (if not an individual) is and shall remain duly organized, validly existing, and in good standing with the power and authority under applicable law and its charter or other organization document to carry on its business as now being conducted, (ii) this Amendment is and shall remain duly authorized, executed, and delivered and the legal, valid, and binding obligation of the Borrower, enforceable in accordance with its terms, (iii) signing, delivering, and performing the Amendment by the Borrower does not and shall not conflict with any charter provision, by-law, resolution, or other organization agreement of the Borrower or with any indenture, instrument, agreement, or undertaking of or applicable to the Borrower, or with any law, regulation, order, or governmental consent applicable to the Borrower, and (iv) no information now or hereafter furnished by the Borrower to the Bank in connection with this Amendment is or shall be materially false or misleading when furnished.

Section 5. Miscellaneous Provisions

5.1. Notwithstanding anything herein to the contrary, the Bank reserves the right to mail an invoice to the Borrower, at any time and from time to time, for the entire unpaid principal balance and accrued interest plus any late fees or other amounts due under the Line of Credit. In addition, the Bank reserves the right to collect payment from the Borrower by check or any other payment method at the time the Line of Credit terminates, whether such termination is voluntary or the result of demand by the Bank or an event of default, or at the time the Borrower requests payoff information in anticipation of closing the Line of Credit, or any other time deemed appropriate by the Bank.

5.2 If the Note is payable on a demand basis, the entire principal balance of any and all Advances under the Line of Credit shall be due and payable to the Bank ON DEMAND. In no event shall the payment method described herein be construed as a limitation on the Bank’s right under the Loan Documents to demand full payment of any or all Advances at any time.

5.3. The Borrower acknowledges and agrees that the Bank may sever the link between the Line of Credit and the Account at any time. If the link is severed, no Automated Sweep Advances will be made under the Line of Credit to fund Debits in the Account. The Bank may continue to automatically debit the Account for amounts due to it for principal, interest and late fees in accordance with the terms of the Loan Documents.

5.4 This Third Amendment shall amend and supplement the Loan Documents for as long as the linkage between the Line of Credit and the Account is in effect. In the event of a conflict between the terms of the Loan Documents and this Third Amendment, the terms of this Amendment shall control. The Borrower acknowledges and agrees that all of the terms and conditions of the Loan Documents shall remain in full force and effect, except as expressly modified herein. In no event shall this Third Amendment constitute or be construed as a waiver or release of the obligations of any maker, guarantor, endorser, or other person liable for the Borrower’s obligation under the Loan Documents, and the obligations of all such parties shall remain in full force and effect. Any security interest, mortgage, lien or other interest of the Bank in any collateral securing the Note shall remain in full force and effect and shall continue to secure all obligations of Borrower under the Note, without any change, loss or impairment of the priority of such security interest, mortgage, lien or other interest.

5.5 All notices to or upon the parties hereto shall be in writing, shall be given or made to the party to which such notice is required or permitted to be given or made under this Third Amendment at the address set forth below or at such other address as any party hereto may hereafter specify to the other in writing, and (unless otherwise specified herein) shall be deemed delivered on receipt, if delivered by hand, or five (5) Business Days after mailing, and all mailed notices shall be by registered or certified mail, postage prepaid:

If to the Borrower to: Mohegan Tribal Gaming Authority, 1 Mohegan Sun Boulevard, Uncasville, CT 06382, Attn: Chief Financial Officer. If to the Bank to: Fleet National Bank, 157 Church St., 26th Floor, New Haven, CT 06510, Attn: William E. Lofgren.

IN WITNESS WHEREOF, the Bank and the Borrower have duly executed, sealed and delivered this Amendment as of the date and year first above written.

Mohegan Tribal Gaming Authority

/s/ Alan Greenstein	By:	/s/ Jeffrey E. Hartmann
Witness Alan Greenstein	Name/Title:	Jeffrey E. Hartmann EVP/CFO

FLEET NATIONAL BANK

/s/ Alan Greenstein	By:	/s/ William E. Lofgren, Sr. Vice President
Witness Alan Greenstein	Name/Title:	William E. Lofgren/Sr. V.P.

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